SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2009

WATTS WATER TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-11499	04-2916536
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)	Identification No.)

815 Chestnut Street, North Andover, Massachusetts 01845
(Address of Principal Executive Offices) (Zip Code)

(978) 688-1811
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On September 25, 2009, Watts Water Technologies, Inc. (the “Registrant”) filed a Current Report on Form 8-K (the “Initial Filing”) that disclosed under Item 2.05 thereof that the Registrant had committed to a plan to dispose of its investment in its indirect, wholly-owned subsidiary Watts Valve (Changsha) Co., Ltd. (“Changsha”).  The Registrant is filing this Form 8-K/A to amend Item 2.05 of the Initial Filing to provide additional information regarding the plan to dispose of Changsha, including the estimate of the amount of the loss expected to be incurred in connection with the plan, which could not be estimated at the time of the Initial Filing.  Except as stated herein, no other changes are being made to the Initial Filing.

Item 2.05   Costs Associated with Exit or Disposal Activities.

On September 25, 2009, the Registrant reported that it had committed to a plan to dispose of the Registrant’s investment in Changsha by means of a sale of Changsha.  Due to the uncertainty of the potential sale price for Changsha, the Registrant at the time was not able to make a good faith determination of whether it would recognize a gain or a loss on the disposal of Changsha or make a good faith estimate of the amount of any such gain or loss.

The Registrant currently estimates that it will incur a loss of approximately $7.3 million in connection with the sale of Changsha. This loss will be recorded in discontinued operations for the Registrant’s third fiscal quarter ended September 27, 2009.

This Current Report on Form 8-K includes forward-looking statements on the amount of the expected loss to be incurred in connection with the Changsha disposition.  Important factors could cause actual results to differ materially from these forward-looking statements.  These factors include, but are not limited to:  the success of the investment bank in finding an appropriate buyer for Changsha, market conditions in China, Chinese governmental regulations, economic and financial conditions generally, the availability of willing buyers, foreign exchange rate fluctuations and other risks and uncertainties discussed under the heading “Item 1A. Risk Factors” in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission and other reports the Registrant files from time to time with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 20, 2009	WATTS WATER TECHNOLOGIES, INC.

	By:	/s/ Kenneth R. Lepage __________________________________ Kenneth R. Lepage General Counsel